Exhibit 99.1

Equity One, Inc. 1600 NE Miami Gardens Drive North Miami Beach, FL 33179 305-947-1664	For additional information: Mark Langer, EVP and Chief Financial Officer
FOR IMMEDIATE RELEASE:
Equity One Reports Fourth Quarter and Year End 2013 Operating Results

North Miami Beach, FL, February 19, 2014 - Equity One, Inc. (NYSE:EQY), an owner, developer, and operator of shopping centers, announced today its financial results for the three and twelve months ended December 31, 2013.

Highlights of the quarter and recent activity include:

•
Generated Recurring Funds From Operations of $0.30 per diluted share for the quarter, unchanged as compared to the same period of 2012, and $1.23 per diluted share for the year ended December 31, 2013, an 8% increase as compared to 2012

•
Generated Funds From Operations (FFO) of $0.28 per diluted share for the quarter as compared to $0.03 per diluted share for the same period of 2012, and $1.17 per diluted share for the year ended December 31, 2013, a 38% increase as compared to 2012

•	Increased same property net operating income (NOI) by 2.9% for the fourth quarter as compared to the same period of 2012, and by 3.1% for the year as compared to 2012

•	Consolidated shopping center occupancy was 92.4%, unchanged as compared to September 30, 2013, and up 30 basis points as compared to December 31, 2012

•	Same property occupancy decreased 110 basis points to 92.3%, as compared to September 30, 2013, and decreased 130 basis points to 92.3%, as compared to December 31, 2012

•
Executed 105 new leases, renewals, and options during the quarter totaling 552,764 square feet at an average rent spread of 49% on a same space basis including the new 56,870 square foot lease with Barneys New York at 101 7th Avenue (excluding this lease, the rent spread was 9.5%)

•	Increased average base rents to $16.16 per square foot at December 31, 2013, up 4.1% as compared to September 30, 2013 and up 10.8% as compared to December 31, 2012

•	Sold 36 non-core assets for $295.2 million during 2013, including seven assets for $59.0 million during the fourth quarter

•	After year-end and through the date of this release, sold three non-core assets for $30.5 million and have three additional non-core assets under contract for $21.8 million

•	Acquired two shopping centers located in Westport, Connecticut and Pleasanton, California for $85.2 million and an outparcel in Orlando, Florida for $3.0 million

•
In January 2014, acquired full ownership of a $23.0 million grocery-anchored shopping center located in San Clemente, California through the purchase of the equity interests of the joint venture partners for an additional investment of $6.2 million

•
Also in January 2014, acquired the two remaining Westwood Complex parcels in Bethesda, Maryland for an aggregate purchase price of $80.0 million, or $19.5 million, net of the existing $60.5 million mortgage financing

•	Invested $12.5 million in an unconsolidated joint venture in connection with the purchase of two shopping centers located in Hackensack, New Jersey and Windermere, Florida

•	Initiated 2014 Recurring FFO guidance of $1.23 to $1.28 per diluted share

“We are pleased with our 2013 results including the 3.1% growth in same property NOI which was achieved despite a modest decrease in same property occupancy. We delivered on our capital recycling goals for the year, disposing of approximately $300 million of non-core assets located primarily in smaller, secondary markets, and reinvesting roughly $300 million in high quality assets through new acquisitions, redevelopment and development, and through our joint venture platform. Looking to 2014, we remain focused on increasing our portfolio occupancy to 95% and advancing our development and redevelopment pipeline,” said Jeff Olson, CEO.

Financial Highlights

In the fourth quarter of 2013, the company generated FFO of $35.9 million, or $0.28 per diluted share, as compared to $3.1 million, or $0.03 per diluted share for the same period of 2012. The fourth quarter results in 2012 included a $30.2 million loss on the extinguishment of debt. Recurring FFO was $38.4 million, or $0.30 per diluted share, in the fourth quarter of 2013, as compared to $38.5 million, or $0.30 per diluted share for the same period in 2012. For the year ended December 31, 2013, the company generated FFO of $151.0 million, or $1.17 per diluted share, as compared to $97.7 million, or $0.85 per diluted share for 2012. Recurring FFO was $158.3 million, or $1.23 per diluted share, for the year ended December 31, 2013, up 8% as compared to $1.14 per diluted share in 2012. Net income attributable to Equity One was $9.2 million, or $0.08 per diluted share, for the quarter ended December 31, 2013, as compared to a net loss of $32.8 million, or $0.28 per diluted share, for the fourth quarter of 2012. Net income (loss) attributable to Equity One for the fourth quarter of 2013 and 2012 includes impairment losses of $4.0 million and $16.6 million, respectively, net of tax. Net loss attributable to Equity One for the fourth quarter of 2012 includes a loss on extinguishment of debt of $30.2 million. Net income attributable to Equity One was $78.0 million, or $0.65 per diluted share, for the year ended December 31, 2013, as compared to a net loss of $3.5 million, or $0.04 per diluted share, for 2012. Net income (loss) attributable to Equity One for the year ended December 31, 2013 and 2012 includes gains on the sale of income producing non-core properties and land sales of $38.8 million and $16.6 million, respectively, net of tax. Net loss attributable to Equity One for the year ended December 31, 2012 includes losses on extinguishment of debt of $30.6 million. A reconciliation of net income (loss) attributable to Equity One to FFO and the reconciling components of FFO to Recurring FFO are provided in the tables accompanying this press release.

Operating Highlights

Same property NOI increased 2.9% for the fourth quarter of 2013 as compared to the fourth quarter of 2012. Same property net operating income increased 3.1% for the year ended December 31, 2013 as compared to 2012. A reconciliation of same property NOI to income (loss) from continuing operations before tax and discontinued operations is provided in the tables accompanying this press release. As of December 31, 2013, occupancy for the company’s consolidated shopping center portfolio was 92.4%, unchanged as compared to September 30, 2013, and up 30 basis points as compared to December 31, 2012. On a same property basis, occupancy decreased 110 basis points to 92.3% as compared to September 30, 2013, and decreased 130 basis points to 92.3% as compared to December 31, 2012. The decrease in occupancy was primarily due to three anchor tenants totaling approximately 143,000 square feet vacating during the fourth quarter, two of which filed for bankruptcy. The company does not anticipate any material changes to the long-term value of these assets as it is in advanced discussions with a number of retailers to re-lease this space. The aggregate annual minimum rent on these three leases is approximately $1 million, representing 0.5% of total 2013 minimum rents.

During the fourth quarter of 2013, the company executed 105 new leases, renewals, and options totaling 552,764 square feet, representing a 49.0% increase from prior cash rents on a same space basis (excluding the new lease with Barneys New York at 101 7th Avenue, the overall cash rent spread on a same space basis was 9.5%). This included 47 new leases in the consolidated portfolio totaling 292,240 square feet. On a same space basis, 30 new leases were executed in the fourth quarter of 2013 comprising 184,157 square feet at an average rental rate of $35.41 per square foot, representing a 103.2% increase from prior cash rents. Excluding the lease with Barneys New York, the spread on new leases was 11.7% on a same space basis. Additionally, the company renewed 58 leases in its consolidated portfolio totaling 260,524 square feet in the fourth quarter of 2013. On a same space basis, 52 leases were renewed in the fourth quarter of 2013 comprising 234,494 square feet at an average rental rate of $19.98 per square foot, representing an 8.6% increase from prior cash rents. For the year ended December 31, 2013, the company executed 414 new leases, renewals, and options totaling 2.1 million square feet, representing a 23.0% increase from prior cash rents on a same space basis or 11.1% excluding the Barneys New York lease.
Development and Redevelopment Activities

As of December 31, 2013, the company had approximately $138.7 million of active development and redevelopment projects underway for which $76.6 million remains to be funded. Construction activity at Broadway Plaza, a development site in the Bronx, New York, is progressing as planned. The proposed development plan was recently expanded to include an additional 33,000 square feet that will be constructed on the corner of Broadway and West 230th Street, immediately adjacent to and in the front corner of the initial development. The initial phase of the project, consisting of 115,000 square feet, is expected to open during the fourth quarter of 2014 and the second phase is expected to open in the second quarter of 2015. The total budgeted cost of the entire project is approximately $66.5 million of which $28.0 million has been incurred as of December 31, 2013.

At Serramonte, construction of the new 83,000 square foot Dick’s Sporting Goods anchor store has been completed slightly ahead of schedule and within its budgeted cost of approximately $19.3 million. The store has been turned over to the tenant and is currently expected to have a grand opening in early April 2014.

During the fourth quarter of 2013, the company added to its active redevelopment projects a new, free-standing 16,400 square foot retail building to be built for Walgreens on an outparcel at Kirkman Shoppes in Orlando, Florida. The total redevelopment budget for this additional project at Kirkman Shoppes is $6.5 million, which includes the $3.0 million purchase price of the outparcel, bringing the total redevelopment budget at Kirkman Shoppes, including the LA Fitness expansion, to $13.1 million.

The company has five additional properties under active redevelopment at an expected cost of $39.9 million, for which $24.8 remains to be funded. These projects include design improvements, expansions and new anchor re-tenanting with retailers such as Ulta Beauty, UFC Gym, Publix, CVS Pharmacy, The Fresh Market, and Ross. The company is actively working on future redevelopment opportunities that include projects to consolidate shop space, to upgrade the tenant mix of certain centers by replacing underperforming anchor tenants and to expand certain centers by adding new outparcels.

The company’s largest development project, The Gallery at Westbury Plaza, was substantially completed in the fourth quarter of 2013. The company invested $141.7 million as of December 31, 2013. New tenants that have recently opened include Home Goods, Ruby & Jenna and Bank of America. Additional openings expected in the first half of 2014 include Charming Charlie, Famous Footwear and Spuntino’s. The Gallery at Westbury Plaza is currently 95% leased with another 2% under letters of intent.

Disposition Activity

During the fourth quarter of 2013, the company closed on the sale of seven non-core assets totaling approximately 709,000 square feet of gross leasable area (GLA) for $59.0 million. During 2013, 36 non-core assets were sold totaling approximately 3.0 million square feet of GLA for $295.2 million, at a weighted average capitalization rate of approximately 7%.

Since December 31, 2013 and through the date of this release, the company has closed on the sale of three non-core assets, including the company’s pro rata share of a joint venture property, for $30.5 million, and has contracts to sell three additional non-core assets for $21.8 million. The weighted average capitalization rate of the properties sold in 2014 and under contract as the date of this release is approximately 7%. The company continues to explore opportunities to dispose of non-core assets located in secondary markets as part of its capital recycling initiatives.

Investing and Financing Activities

In October 2013, the company closed on the acquisition of The Village Center in Westport, Connecticut for $54.3 million, including the assumption of a $15.7 million mortgage maturing in June 2019 and bearing interest at a fixed rate of 6.25%. The property is 95% leased and consists of four retail buildings comprising 89,000 square feet of space. The property is located on Post Road, less than half a mile from the company’s Compo Acres Shopping Center, in one of Fairfield County’s most affluent areas where one-mile average incomes are in excess of $225,000. The property contains numerous leases with below market rents and offers significant opportunities for growth via future redevelopment.

In October 2013, the company also acquired Pleasanton Plaza, a 163,000 square foot center located in Pleasanton, California, for $30.9 million. The property, which is 96% leased, is anchored by JCPenney Home Store, OfficeMax and Cost Plus World Market, and is adjacent to Stoneridge Mall, a highly productive regional shopping center. In-place rents for the anchor and in-line spaces are significantly below market and the center’s location makes it highly attractive for future redevelopment, anchor repositioning and expansion opportunities. The property is situated in an affluent market with average household incomes in excess of $120,000 within a three-mile radius. As part of the acquisition, the company assumed a $20.0 million mortgage that matures in June 2015 and bears interest at a fixed rate of 5.32%.

In October 2013, the company’s joint venture with the New York Common Retirement Fund (NYCRF), in which the company owns a 30% interest, acquired Riverfront Plaza, a 129,000 square foot shopping center in Hackensack, New Jersey, for a purchase price of $47.8 million, including $24.0 million of mortgage debt. The company’s proportionate share of the purchase price was $7.8 million. The property is located off Interstate 80, approximately 15 miles west of Manhattan, and is 97% leased. The property is anchored by ShopRite and enjoys favorable demographics with a three-mile population of approximately 190,000 and average household income of $83,000.

In December 2013, the company’s joint venture with NYCRF also acquired The Grove at Isleworth, a 118,000 square foot shopping center located in Windermere, Florida, for an aggregate purchase price of $31.8 million. The acquisition was funded through partner contributions of $15.8 million, of which the company’s proportionate share was $4.7 million, and a mortgage note of $16.0 million. The property is anchored by Publix and LA Fitness and is 99% leased. The property is located in the affluent Windermere area of Orlando with average household incomes of almost $150,000 in the immediate trade area. In connection with this acquisition, the joint venture acquired the right to purchase from the same developer for $13.0 million an adjacent 34,000 square feet shopping center which is under construction. The joint venture currently expects to close on this additional phase during the second quarter of 2014.

In December 2013, two loans receivable totaling $12.8 million that were provided in connection with 2013 dispositions were repaid as expected.

In January 2014, the company acquired the remaining two parcels of the Westwood Complex located in Bethesda, Maryland, including the Westwood Shopping Center, for an aggregate purchase price of $80.0 million, or approximately $19.5 million net of the related loans receivable of $60.5 million, which were repaid concurrent with the closing. During the second and third quarters of 2013, the company completed the acquisition of Westwood Towers, Bowlmor Lanes, Manor Care and two CITGO gas station parcels for an aggregate purchase price of $60.0 million. The company now owns all seven Westwood parcels and the total investment in the Westwood Complex is $140.0 million. The Westwood Complex contains a number of below market leases with near term expirations as well as significant development and redevelopment opportunities.

In January 2014, the company acquired the remaining 52% interest in Talega Village Center, a 102,000 square foot grocery-anchored shopping center located in San Clemente, California, for an additional equity investment of $6.2 million. The property is located in one of San Clemente’s most affluent communities and is easily accessible to Interstate 5. The property is 88% leased and offers opportunities to increase value through lease-up and re-tenanting.

Balance Sheet Highlights

At December 31, 2013, the company’s total market capitalization (including debt and equity) was $4.4 billion, comprising 130.4 million shares of common stock outstanding (on a fully diluted basis) valued at approximately $2.9 billion and approximately $1.5 billion of debt (excluding any debt premium/discount). The company’s ratio of net debt (net of cash) to total market capitalization was 33.1%. At December 31, 2013, the company had approximately $36.5 million of cash and cash equivalents on hand (including cash in escrow and restricted cash) and $91.0 million drawn on its revolving credit facilities.

FFO and Earnings Guidance

The company is introducing Recurring FFO guidance for 2014 of $1.23 to $1.28 per diluted share. Recurring FFO excludes debt extinguishment gains/losses, impairment charges, severance costs, transaction costs and certain other income or charges. The 2014 guidance is based on the following key assumptions:

•	Increase in same property NOI of 2.5% to 3.5%

•	Increase in same property occupancy of approximately 100 basis points

•	Core acquisitions of $100 million to $200 million, in addition to the activity included in this release

•	Joint venture acquisitions of $100 million to $200 million

•	Dispositions of $125 million to $175 million, including the 2014 sales activity announced in this release

The following table provides a reconciliation of the range of estimated net income per diluted share to estimated FFO and Recurring FFO per diluted share for the full year 2014:

	For the year ended December 31, 2014 (1)
	Low	High
Estimated net income attributable to Equity One	$0.43	$0.46
Adjustments:
Net adjustment for rounding and shares issuable to LIH	(0.04)	(0.04)
Rental property depreciation and amortization including pro rata share of joint ventures	0.73	0.74
Earnings allocated to non-controlling interest (2)	0.08	0.08

Estimated FFO attributable to Equity One	1.20	1.24

Transaction costs and other	0.03	0.04
Estimated Recurring FFO attributable to Equity One	$1.23	$1.28

(1)
Does not include possible future gains or losses or the impact on operating results from other unplanned future property acquisitions or unplanned dispositions, other possible capital markets activity or possible future impairment or severance charges.

(2)	Includes effect of distributions paid with respect to unissued shares held by a non-controlling interest which are already included for purposes of calculating net income per diluted share.

ACCOUNTING AND OTHER DISCLOSURES

The company believes FFO (combined with the primary GAAP presentations) is a useful, supplemental measure of its operating performance that is a recognized metric used extensively by the real estate industry, particularly REITs. The National Association of Real Estate Investment Trusts (“NAREIT”) stated in its April 2002 White Paper on Funds from Operations, “Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.”
FFO, as defined by NAREIT, is “net income (computed in accordance with GAAP), excluding gains (or losses) from sales of, or impairment charges related to, depreciable operating properties, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.” NAREIT states further that “adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis.” The company makes certain adjustments to FFO, which it refers to as Recurring FFO, to account for items it does not believe are representative of ongoing operating results, including transaction costs associated with acquisition and disposition activity, severance costs and gains (or losses) on the extinguishment of debt. The company also believes that Recurring FFO is a useful, supplemental measure of its core operating performance that facilitates comparability of historical financial periods. The company believes that financial analysts, investors and stockholders are better served by the presentation of comparable period operating results generated from its FFO and Recurring FFO measures. The company’s method of calculating FFO and Recurring FFO may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.
The company uses NOI, which is a non-GAAP financial measure, internally as a performance measure and believes NOI provides useful information to investors regarding the company’s financial condition and results of operations because it reflects only those income and expense items that are incurred at the property level and when compared across periods, reflects the impact on operations from trends in occupancy rates, rental rates, operating costs and acquisition and disposition activity on an unleveraged basis. In this release, the company has provided NOI information on a same property basis. Information provided on a same property basis includes the results of properties that the company consolidated, owned and operated for the entirety of both periods being compared except for properties for which significant development, redevelopment or expansion occurred during either of the periods being compared and a property encumbered by a defaulted mortgage loan for which the company is in discussions with the lender to sell or surrender its interest.
FFO, Recurring FFO and same property NOI are presented to assist investors in analyzing the company’s operating performance. Neither FFO, Recurring FFO nor same property NOI (i) represents cash flow from operations as defined by GAAP, (ii) is indicative of cash available to fund all cash flow needs, including the ability to make distributions, (iii) is an alternative to cash flow as a measure of liquidity, or (iv) should be considered as an alternative to net income (which is determined in accordance with GAAP) for purposes of evaluating the company’s operating performance. The company believes net income attributable to Equity One is the most directly comparable GAAP financial measure to FFO and Recurring FFO while income from continuing operations before tax and discontinued operations is the most directly comparable GAAP financial measure to NOI. Reconciliations of these measures to their respective comparable GAAP measures have been provided in the tables accompanying this press release.

CONFERENCE CALL/WEB CAST INFORMATION

Equity One will host a conference call on Thursday, February 20, 2014 at 9:00 a.m. Eastern Time to review its 2013 fourth quarter and year end earnings and operating results. Stockholders, analysts and other interested parties can access the earnings call by dialing (888) 317-6003 (U.S.), (866) 284-3684 (Canada) or (412) 317-6061 (international) using pass code 5666071. The call will also be web cast and can be accessed in a listen-only mode on Equity One’s web site at www.equityone.net.

A replay of the conference call will be available on Equity One’s web site for future review. Interested parties may also access the telephone replay by dialing (877) 344-7529 (U.S.), (855) 669-9658 (Canada) or (412) 317-0088 (international) using pass code 10038033 through March 11, 2014.

FOR ADDITIONAL INFORMATION

For a copy of the company’s fourth quarter supplemental information package, please access the “Investors” section of Equity One’s web site at www.equityone.net under “About Us”. To be included in the company’s e-mail distributions for press releases and other company notices, please send e-mail addresses to Investor Relations at investorrelations@equityone.net.

ABOUT EQUITY ONE, INC.

As of December 31, 2013, our consolidated shopping center portfolio comprised 140 properties, including 118 retail properties and six non-retail properties totaling approximately 14.9 million square feet of GLA, 10 development or redevelopment properties with approximately 1.8 million square feet of GLA upon completion, and six land parcels. As of December 31, 2013, our consolidated shopping center occupancy was 92.4% and included national, regional and local tenants. Additionally, we had joint venture interests in 20 retail properties and two office buildings totaling approximately 3.7 million square feet of GLA.

FORWARD LOOKING STATEMENTS

Certain matters discussed by Equity One in this press release constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements can be identified by the use of forward-looking terminology such as “may,” “will,” “might,” “would,” “expect,” “anticipate,” “estimate,” “could,” “should,” “believe,” “intend,” “project,” “forecast,” “target,” “plan,” or “continue” or the negative of these words or other variations or comparable terminology. Although Equity One believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that these expectations will be achieved. Factors that could cause actual results to differ materially from current expectations include volatility in the capital markets and changes in borrowing rates; changes in macro-economic conditions and the demand for retail space in the states in which Equity One owns properties; the continuing financial success of Equity One’s current and prospective tenants; the risks that Equity One may not be able to proceed with or obtain necessary approvals for development or redevelopment projects or that it may take more time to complete such projects or incur costs greater than anticipated; the availability of properties for acquisition; the timing, extent and ultimate proceeds realized from asset dispositions; the extent to which continuing supply constraints occur in geographic markets where Equity One owns properties; the success of its efforts to lease up vacant space; the effects of natural and other disasters; the ability of Equity One to successfully integrate the operations and systems of acquired companies and properties; changes in Equity One’s credit ratings; and other risks, which are described in Equity One’s filings with the Securities and Exchange Commission.

EQUITY ONE, INC. AND SUBSIDIARIES Condensed Consolidated Balance Sheets December 31, 2013 and 2012 (Unaudited) (In thousands, except share par value amounts)

	December 31, 2013	December 31, 2012
ASSETS
Properties:
Income producing	$3,153,131	$2,937,645
Less: accumulated depreciation	(354,166)	(297,736)
Income producing properties, net	2,798,965	2,639,909
Construction in progress and land held for development	104,464	108,711
Properties held for sale	13,404	268,184
Properties, net	2,916,833	3,016,804
Cash and cash equivalents	25,583	27,416
Cash held in escrow and restricted cash	10,912	442
Accounts and other receivables, net	12,872	13,426
Investments in and advances to unconsolidated joint ventures	91,772	72,171
Loans receivable, net	60,711	140,708
Goodwill	6,377	6,527
Other assets	229,599	225,174
TOTAL ASSETS	$3,354,659	$3,502,668

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Liabilities:
Notes payable:
Mortgage notes payable	$430,155	$425,755
Unsecured senior notes payable	731,136	731,136
Term loan	250,000	250,000
Unsecured revolving credit facilities	91,000	172,000
	1,502,291	1,578,891
Unamortized premium on notes payable, net	6,118	6,432
Total notes payable	1,508,409	1,585,323
Other liabilities:
Accounts payable and accrued expenses	44,227	55,248
Tenant security deposits	8,928	8,294
Deferred tax liability	11,764	12,016
Other liabilities	177,383	195,963
Liabilities associated with properties held for sale	33	18,794
Total liabilities	1,750,744	1,875,638
Redeemable noncontrolling interests	989	22,551
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value – 10,000 shares authorized but unissued	—	—
Common stock, $0.01 par value – 150,000 shares authorized, 117,647 and 116,938 shares issued and outstanding at December 31, 2013 and 2012, respectively	1,176	1,169
Additional paid-in capital	1,693,873	1,679,227
Distributions in excess of earnings	(302,410)	(276,085)
Accumulated other comprehensive income (loss)	2,544	(7,585)
Total stockholders’ equity of Equity One, Inc.	1,395,183	1,396,726
Noncontrolling interests	207,743	207,753
Total equity	1,602,926	1,604,479
TOTAL LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY	$3,354,659	$3,502,668

EQUITY ONE, INC. AND SUBSIDIARIES Condensed Consolidated Statements of Operations For the three months and years ended December 31, 2013 and 2012 (Unaudited) (In thousands, except per share data)

	Three Months Ended December 31,			Year Ended December 31,
	2013		2012	2013		2012
REVENUE:
Minimum rent	$64,210		$60,127	$248,086		$227,013
Expense recoveries	20,602		17,590	77,499		67,329
Percentage rent	698		550	4,328		4,202
Management and leasing services	1,113		686	2,598		2,489
Total revenue	86,623		78,953	332,511		301,033
COSTS AND EXPENSES:
Property operating	23,761		20,857	89,647		79,971
Depreciation and amortization	22,181		20,083	87,266		79,415
General and administrative	11,395		10,556	39,514		42,473
Total costs and expenses	57,337		51,496	216,427		201,859
INCOME BEFORE OTHER INCOME AND EXPENSE, TAX AND DISCONTINUED OPERATIONS	29,286		27,457	116,084		99,174
OTHER INCOME AND EXPENSE:
Investment income	765		2,632	6,631		7,241
(Loss) equity in income of unconsolidated joint ventures	(118)		413	1,648		542
Other income	16		3	216		45
Interest expense	(17,285)		(19,062)	(68,145)		(70,665)
Amortization of deferred financing fees	(606)		(647)	(2,421)		(2,474)
(Loss) gain on extinguishment of debt	—		(29,498)	107		(29,146)
Impairment loss	(1,903)		(8,908)	(5,641)		(8,909)
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE TAX AND DISCONTINUED OPERATIONS	10,155		(27,610)	48,479		(4,192)
Income tax benefit of taxable REIT subsidiaries	123		3,053	484		2,980
INCOME (LOSS) FROM CONTINUING OPERATIONS	10,278		(24,557)	48,963		(1,212)
DISCONTINUED OPERATIONS:
Operations of income producing properties	1,118		2,791	5,769		12,858
Gain on disposal of income producing properties	2,915		2,321	39,587		16,588
Impairment loss	(2,135)		(10,714)	(4,976)		(20,532)
Income tax provision of taxable REIT subsidiaries	(38)		(133)	(686)		(477)
INCOME (LOSS) FROM DISCONTINUED OPERATIONS	1,860		(5,735)	39,694		8,437
NET INCOME (LOSS)	12,138		(30,292)	88,657		7,225
Net income attributable to noncontrolling interests - continuing operations	(2,524)		(2,498)	(10,209)		(10,676)
Net income attributable to noncontrolling interests - discontinued operations	(462)		(2)	(494)		(26)
NET INCOME (LOSS) ATTRIBUTABLE TO EQUITY ONE, INC.	$9,152		$(32,792)	$77,954		$(3,477)

EARNINGS (LOSS) PER COMMON SHARE - BASIC:
Continuing operations	$0.06		$(0.23)	$0.32		$(0.11)
Discontinued operations	0.01		(0.05)	0.33		0.07
	$0.08	*	$(0.28)	$0.66	*	$(0.04)

Number of Shares Used in Computing Basic Earnings (Loss) per Share	117,592		116,837	117,389		114,233

EARNINGS (LOSS) PER COMMON SHARE - DILUTED:
Continuing operations	$0.06		$(0.23)	$0.32		$(0.11)
Discontinued operations	0.01		(0.05)	0.33		0.07
	$0.08	*	$(0.28)	$0.65		$(0.04)

Number of Shares Used in Computing Diluted Earnings (Loss) per Share	118,235		116,837	117,771		114,233
* Note: EPS does not foot due to the rounding of the individual calculations.

EQUITY ONE, INC. AND SUBSIDIARIES
Reconciliation of Net Income (Loss) Attributable to Equity One to FFO and to Recurring FFO
The following table reflects the reconciliation of FFO and Recurring FFO to net income (loss) attributable to Equity One, Inc. the most directly comparable GAAP measure, for the periods presented.

	Three months ended		Year ended
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
	(In thousands)
Net income (loss) attributable to Equity One, Inc.	$9,152	$(32,792)	$77,954	$(3,477)
Adjustments:
Rental property depreciation and amortization, net of noncontrolling interest (1)	22,226	21,975	90,097	87,456
Earnings allocated to noncontrolling interest (2)	2,499	—	9,996	—
Pro rata share of real estate depreciation from unconsolidated joint ventures	1,081	877	4,283	3,932
Impairments of depreciable real estate, net of tax (1)	3,323	15,338	6,538	25,156
Gain on disposal of depreciable assets, net of tax (1)	(2,406)	(2,321)	(37,877)	(15,407)
Funds From Operations	35,875	3,077	150,991	97,660
Transaction costs associated with acquisition and disposition activity, net of tax (1) (3) (4)	2,767	1,397	4,821	4,801
Impairment of goodwill and land held for development	715	1,266	3,373	1,266
(Gain) loss on debt extinguishment, net of tax (1)	(544)	30,229	31	30,602
Earnings allocated to noncontrolling interest (2)	—	2,499	—	9,996
Gain on land and outparcel sales, net of controlling interests (1)	(462)	—	(923)	(1,181)
Recurring Funds From Operations	$38,351	$38,468	$158,293	$143,144

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(1) Includes amounts classified as discontinued operations.
(2) Represents earnings allocated to unissued shares held by LIH, which have been excluded for purposes of calculating earnings (loss) per diluted share for all periods presented. These amounts have been excluded from the computation of FFO for the three months and year ended December 31, 2012 since their inclusion, and the corresponding inclusion of the unissued shares in the diluted shares, would be anti-dilutive. All other FFO and Recurring FFO calculations include earnings allocated to LIH and the respective weighted average share totals include the LIH shares outstanding as their inclusion is dilutive.
(3) Includes $479,000 and $896,000 of severance costs for the three months and year ended December 31, 2013, respectively, and $97,000 and $154,000 for the three months and year ended December 31, 2012, respectively. Also includes $406,000 and $474,000 of pre-acquisition costs that were expensed during the three months and year ended December 31, 2013, respectively.
(4) Includes pro-rata share of unconsolidated joint ventures.

Funds from Operations and Recurring FFO are non-GAAP financial measures. We believe that FFO, as defined by NAREIT, is a widely used and appropriate supplemental measure of operating performance for REITs, and that it provides a relevant basis for comparison among REITs. We believe that Recurring FFO provides additional comparability between historical financial periods.

Reconciliation of Net Income (Loss) Attributable to Equity One to Funds from Operations per Diluted Share
The following table reflects the reconciliation of FFO per diluted share and Recurring FFO per diluted share to earnings (loss) per diluted share attributable to Equity One, Inc. the most directly comparable GAAP measure, for the periods presented.

	Three months ended		Year ended
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Earnings (loss) per diluted share attributable to Equity One, Inc.	$0.08	$(0.28)	$0.65	$(0.04)
Adjustments:
Rental property depreciation and amortization, net of noncontrolling interest	0.17	0.19	0.70	0.76
Earnings allocated to noncontrolling interest (1)	0.02	—	0.08	—
Net adjustment for rounding and earnings attributable to unvested shares (2)	(0.01)	—	(0.05)	0.01
Pro rata share of real estate depreciation from unconsolidated joint ventures	0.01	0.01	0.03	0.03
Impairments of depreciable real estate, net of tax	0.03	0.13	0.05	0.22
Gain on disposal of depreciable assets, net of tax	(0.02)	(0.02)	(0.29)	(0.13)
Funds From Operations per Diluted Share	$0.28	$0.03	$1.17	$0.85
Weighted Average Diluted Shares - Funds from Operations (3)	129,593	117,118	129,129	114,549

Funds From Operations per Diluted Share (4)	$0.28	$0.02	$1.17	$0.78
Transaction costs associated with acquisition and disposition activity, net of tax	0.02	0.01	0.04	0.04
Impairment of goodwill and land held for development	0.01	0.01	0.02	0.01
(Gain) loss on debt extinguishment, net of tax	(0.01)	0.24	—	0.24
Earnings allocated to noncontrolling interest (1)	—	0.02	—	0.08
Gain on land and outparcel sales	—	—	—	(0.01)
Recurring Funds From Operations per Diluted Share	$0.30	$0.30	$1.23	$1.14
Weighted Average Diluted Shares - Recurring Funds from Operations (3)	129,593	128,476	129,129	125,907

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(1) Represents earnings allocated to unissued shares held by LIH, which have been excluded for purposes of calculating earnings (loss) per diluted share for all periods presented. These amounts have been excluded from the computation of FFO for the three months and year ended December 31, 2012 since their inclusion, and the corresponding inclusion of the unissued shares in the diluted shares, would be anti-dilutive. All other FFO and Recurring FFO calculations include earnings allocated to LIH and the respective weighted average share totals include the LIH shares outstanding as their inclusion is dilutive.
(2) Represents an adjustment to compensate for the rounding of the individual calculations and to compensate for earnings allocated to unvested shares and shares issuable to LIH.
(3) Weighted average diluted shares used to calculate FFO per share for the three months and year ended December 31, 2013 and Recurring FFO per share for all the periods presented are higher than the GAAP diluted weighted average shares as a result of the dilutive impact of the 11.4 million joint venture units held by LIH which are convertible into our common stock, and also as a result of employee stock options. These convertible units are not included in the diluted weighted average share count for GAAP purposes because their inclusion is anti-dilutive.
(4) For the three months and year ended December 31, 2012, FFO per diluted share used in the computation of Recurring FFO per diluted share has been adjusted to account for the dilutive effect of unissued shares held by LIH. See note (1) above.

EQUITY ONE, INC. AND SUBSIDIARIES

Reconciliation of Same-Property NOI to Income (Loss) from Continuing Operations Before Tax and Discontinued Operations

The following table reflects the reconciliation of same-property NOI to income (loss) from continuing operations before tax and discontinued operations, the most directly comparable GAAP measure, for the periods presented.

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Same-property net operating income	$47,004	$45,676	$166,587	$161,541
Adjustments (1)	471	163	210	175
Same-property net operating income before adjustments	47,475	45,839	166,797	161,716

Non same-property net operating income	7,888	5,536	48,663	31,645
Less: Properties included in the same-property pool but shown as discontinued operations in the consolidated statements of operations	(243)	(243)	(1,007)	(859)
Net operating income	55,120	51,132	214,453	192,502

Add:
Straight line rent adjustment	510	596	2,022	3,239
Accretion of below market lease intangibles, net	3,626	3,296	13,350	13,248
Management and leasing services	1,113	686	2,598	2,489
Elimination of intersegment expenses	2,493	2,386	10,441	9,584
Investment income	765	2,632	6,631	7,241
(Loss) equity in income of unconsolidated joint ventures	(118)	413	1,648	542
Other income	16	3	216	45
(Loss) gain on extinguishment of debt	—	(29,498)	107	(29,146)
Less:
Depreciation and amortization	22,181	20,083	87,266	79,415
General and administrative	11,395	10,556	39,514	42,473
Interest expense	17,285	19,062	68,145	70,665
Amortization of deferred financing fees	606	647	2,421	2,474
Impairment loss	1,903	8,908	5,641	8,909
Income (loss) from continuing operations before tax and discontinued operations	$10,155	$(27,610)	$48,479	$(4,192)

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(1) Includes adjustments for items that affect the comparability of the same property results. Such adjustments include: common area maintenance costs related to a prior period, revenue and expenses associated with outparcels sold, settlement of tenant disputes, lease termination costs, or other similar matters that affect comparability.

Same-property NOI is a non-GAAP financial measure. We believe that same-property NOI, is a widely used and appropriate supplemental measure of operating performance for REITs, and that it provides a relevant basis for comparison among REITs. See “Accounting and Other Disclosures” above.